Exhibit 4.4

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE LAWS.

No. WB1 —	Warrant to Purchase up to 18,853 Shares of Series B-1 Preferred Stock (subject to adjustment) Warrant Issue Date: November 20, 2006 Reissued February 23, 2007

WARRANT TO PURCHASE SERIES B-1 PREFERRED STOCK
of
ENERNOC, INC.
Void after November 20, 2016

        This certifies that, for value received, BlueCrest Venture Finance Master Fund Limited, as assignee of BlueCrest Capital Finance, L.P., as previous assignee of Ritchie Capital Finance, L.L.C. ("Ritchie"), or its assigns ("Holder") is entitled, subject to the terms set forth below, to purchase from EnerNOC, Inc. (the "Company"), a Delaware corporation, 18,853 shares of the Series B-1 Preferred Stock of the Company, as constituted on November 20, 2006 (the "Warrant Issue Date"), upon surrender hereof, at the principal office of the Company referred to below, with the subscription form attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 2 below. The number, character and Exercise Price of such shares of Series B-1 Preferred Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant was issued in connection with the Loan and Security Agreement (the "Loan Agreement"), made as of November 20, 2006 by and between Ritchie and the Company and is reissued as of February 23, 2007.

        1.     Number and Term of Warrant.

        (a)   This Warrant shall be exercisable with respect to 18,853 shares of the Series B-1 Preferred Stock of the Company; provided however, that if the Company does not borrow more than $8 million from Ritchie (or its successors or assigns) under the Equipment Loan (as defined in the Loan Agreement) on or before December 31, 2007, then this Warrant shall be adjusted on such date and shall thereafter be exercisable only with respect to 16,159 shares of the Series B-1 Preferred Stock (as such number may be further adjusted herein below).

        (b)   Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time, or from time to time, during the term commencing on December 29, 2006, (the "Warrant Exercise Commencement Date"), and ending at the earliest to occur of: (i) 5:00 p.m., New York City time, on November 20, 2016, (ii) a sale or merger of the Company, and (iii) immediately before the first registered public offering of the common stock of the Company (collectively, the "Expiration Date", and (ii) and (iii) may be referred to herein as a "Liquidity Event"), and shall be void thereafter.

        2.     Exercise Price. The Exercise Price at which this Warrant may be exercised at any time on or after the Warrant Exercise Commencement Date shall be $37.13 per share of Series B-1 Preferred Stock, as adjusted from time to time pursuant to Section 12 hereof.

        3.     Exercise of Warrant.

        (a)   The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 1 above, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment (i) in cash or by check acceptable to the Company, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, or (iii) by a combination of (i) and (ii), of the purchase price of the shares to be purchased.

        (b)   This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Series B-1 Preferred Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

        (c)   Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Series B-1 Preferred Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of shares of Series B-1 Preferred Stock computed using the following formula:

X	=	Y(A - B) A
X =	the number of shares of Series B-1 Preferred Stock to be issued to the Holder
Y =
the number of shares of Series B-1 Preferred Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A =	the fair market value of one share of the Company's Series B-1 Preferred Stock (at the date of such calculation)
B =	Exercise Price (as adjusted to the date of such calculation)

        For purposes of the above calculation, fair market value of one share of Series B-1 Preferred Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Company's Common Stock at the time of such exercise, the fair market value per share shall be the product of (i) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value and (ii) the number of shares of Common Stock into which each share of Series B-1 Preferred Stock is convertible at the time of such exercise. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company's initial public offering of Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the

Company's initial public offering, and (ii) the number of shares of Common Stock into which each share of Series B-1 Preferred Stock is convertible at the time of such exercise.

        4.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

        5.     Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

        6.     Rights of Stockholders. Subject to Sections 10, 12, 13 and 14 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Series B-1 Preferred Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

        7.     Transfer of Warrant.

        (a)   Warrant Register. The Company will maintain a register (the "Warrant Register") containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his or her address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

        (b)   Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(a) above, issuing the Series B-1 Preferred Stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

        (c)   Transferability and Nonnegotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters reasonably satisfactory to the Company, if such are requested by the Company). Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the "Act"), title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

        (d)   Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers contained in this Section 7, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

        (e)   Compliance with Securities Laws.

          (i)    The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Series B-1 Preferred Stock or Common Stock to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Series B-1 Preferred Stock or Common Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of Series B-1 Preferred Stock or Common Stock so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment; and not with a view toward distribution or resale in violation of the Act.

          (ii)   This Warrant and all shares of Series B-1 Preferred Stock or Common Stock issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

        8.     Representations and Warranties of Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

          (a)   Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          (b)   Authorization. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Warrant. All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the due authorization, execution and delivery of this Warrant by the Company and the performance by the Company of its obligations hereunder. This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights. The shares of Series B-1 Preferred Stock issuable upon exercise of this Warrant and the shares of Common Stock of the Company issuable upon conversion of such shares of Series B-1 Preferred Stock have been duly and validly authorized and reserved for issuance by the Company.

          (c)   Compliance with Other Instruments. The authorization, execution and delivery of this Warrant by the Company, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not (i) violate any judgment, order, decree, injunction, law or regulation applicable to the Company; (ii) violate any term or provision of the Certificate or bylaws; (iii) violate, or result in a breach or default under, any other agreement or instrument to which the Company is a party or by which it is bound or to which its properties or assets are subject, except for such violations, breaches or defaults which, individually or in the aggregate, will not result in a material adverse effect upon the business operations, properties, assets, business prospects, results of operations or condition (financial or otherwise) of the Company, the enforceability of any material provision of this Warrant or the ability of the Holder to enforce its rights and remedies under this Warrant; or (iv) result in the creation of any lien, claim or other encumbrance on any of the property or other assets of the Company.

          (d)   Valid Issuance of Preferred and Common Stock. The shares of Series B-1 Preferred Stock, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws, and none of such shares will be in violation of any preemptive rights of any person granted by the Company. The issuance and delivery of the shares of Common Stock of the Company that are issuable upon conversion of the Series B-1 Preferred Stock, if any, when issued and delivered upon such conversion in accordance with the terms of Series B-1 Preferred Stock, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws, and none of such shares of Common Stock will be in violation of any preemptive rights of any person granted by the Company.

        9.     Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Series B-1 Preferred Stock a sufficient number of shares to provide for the issuance of Series B-1 Preferred Stock upon the exercise of this Warrant (and shares of its Common Stock for issuance on conversion of such Series B-1 Preferred Stock) and, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the "Certificate") to provide sufficient reserves of shares of Series B-1 Preferred Stock issuable upon exercise of the Warrant (and shares of its Common Stock for issuance on conversion of such Series B-1 Preferred Stock). The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Series B-1 Preferred Stock upon the exercise of this Warrant.

        10.   Notices.

        (a)   Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 12 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

        (b)   in case:

          (i)    The Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

          (ii)   of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

          (iii)  of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record-of Series B-1 Preferred Stock or Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Series B-1 Preferred Stock or Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed by overnight delivery at least 15 days prior to the date therein specified.

        (c)   All such notices, advices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the next business day following the date of such mailing by overnight delivery.

        11.   Amendments.

        (a)   Any term of this Warrant may be amended with the written consent of the Company and the Holder.

        (b)   No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

        12.   Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

          12.1 Conversion or Redemption of Series B-1 Preferred Stock. Should all of the Company's Series B-1 Preferred Stock be, or if outstanding would be, at any time prior to the expiration of this Warrant or any portion thereof, redeemed or converted into shares of the Company's Common Stock in accordance with Article Fourth Sections B(5) or B(6) of the Certificate, then this Warrant shall become immediately exercisable for that number of shares of the Company's Common Stock equal to the number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Series B-1 Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Series B-1 Preferred Stock for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion or redemption. For purposes of the foregoing, the "Certificate" shall mean the Certificate of Incorporation of the Company as amended and/or restated and effective immediately prior to the redemption or conversion of all of the Company's Series B-1 Preferred Stock.

          12.2 Merger, Sale of Assets, etc. If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 12. If the per-share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

          12.3 Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 12. No adjustment shall be made pursuant to this Section 12.3, upon any conversion or redemption of the Series B-1 Preferred Stock which is the subject of Section 12.1.

          12.4 Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

          12.5 Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the Warrant Issue Date and had thereafter, during the period from the Warrant Issue Date to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.

          12.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 12, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

          12.7 No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 12 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

        13.   Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

          13.1 Investment Purpose. The right to acquire Series B-1 Preferred Stock contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

          13.2 Accredited Investor. The Holder is an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

          13.3 Private Issue. The Holder understands (i) that the Series B-1 Preferred Stock issuable upon exercise of the Holder's rights contained herein is not registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this Section 13.

          13.4 Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Holder acknowledges that there is no public market for the Warrant or the Series B-1 Preferred Stock and the Company makes no representations therefor.

          13.5 Conditions Precedent to becoming a Stockholder. Upon exercise of this Warrant, as a condition precedent to becoming the owner or holder of record of shares of the Series B-1 Preferred Stock, the Holder hereby agrees to execute instruments of adherence in order to become a party to and bound by that certain (i) Second Amended and Restated Stockholders Agreement dated as of May 16, 2006, as amended from time to time, by and among the Company and certain stockholders of the Company, and (ii) Second Amended and Restated Investor Rights Agreement dated as of May 16, 2006, as amended from time to time, by and among the Company and the investor parties thereto. Furthermore, upon exercise of this Warrant, as a condition precedent to becoming the owner or holder of record of shares of the Series B-1 Preferred Stock, the Holder agrees to take all actions that the Company or its counsel reasonably deems necessary or appropriate to become a stockholder of the Company.

        14.   Information. So long as the Holder holds the Warrant and/or shares of Preferred Stock or Common Stock, the Company shall deliver to the Holder:

          14.1 Monthly Reports. as soon as available and in any event within 30 days after the end of each calendar month, unaudited financial statements of the Company and its subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to monthly budgets, a cash flow analysis for such month, a schedule showing each expenditure of a capital nature during such month, and a summary discussion of the Company's principal functional areas, all in reasonable detail;

          14.2 Quarterly Reports. to the extent not otherwise provided to any person, as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, financial statements of the Company and its subsidiaries as of the end of such quarter and statements of income and cash flows of the Company and its subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to quarterly budgets and a summary discussion of the Company's principal functional areas, all in reasonable detail and duly certified by the chief financial officer of the Company (or if there shall be no chief financial officer, a principal officer of the Company) as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments); and

          14.3 Annual Reports. as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its subsidiaries, including therein consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company (or if there shall be no chief financial officer, a principal officer of the Company) and by such independent public accountants of recognized national standing approved by a majority of the board of directors.

        15.   Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to conflicts of law provisions.

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        IN WITNESS WHEREOF, the parties have executed this reissued Warrant as of the date set forth below.

Dated: November 20, 2006
Reissued: February 23, 2007

BLUECREST VENTURE FINANCE MASTER FUND LIMITED
By: BlueCrest Capital Management L.P. (acting through its gerneral partner BlueCrest Capital Management Limited) in its capacity as investment manager to and for and on behalf of BlueCrest Venture Finance Master Fund Limited		ENERNOC, INC.
By:	/s/ ILLEGIBLE	By:	/s/ NEAL ISAACSON

Name:	Illegible	Name:	Neal Isaacson
Title:	General Counsel	Title:	CFO

NOTICE OF EXERCISE

To: EnerNOC, Inc.

          (1)   The undersigned hereby (A) elects to purchase            shares of Series B-1 Preferred Stock of EnerNOC, Inc., pursuant to the provisions of Section 3(a) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, or (B) elects to exercise this Warrant for the purchase of            shares of Series B-1 Preferred Stock, pursuant to the provisions of Section 3(c) of the attached Warrant.

          (2)   In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Series B-1 Preferred Stock or the Common Stock to be issued upon conversion thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Series B-1 Preferred Stock or Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

          (3)   Please issue a certificate or certificates representing said shares of Series B-1 Preferred Stock in the name of the undersigned or in such other name as is specified below:

(Name)

        (4)   Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name:
Date:

ASSIGNMENT FORM

        FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Series B-1 Preferred Stock (or Common Stock) set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint                        Attorney to make such transfer on the books of EnerNOC,  Inc., maintained for the purpose, with full power of substitution in the premises.

        The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Name:

Dated: